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                                  EXHIBIT 99.1

                                                               PRESS RELEASE
                                                               Immediate Release

                   Friede Goldman Halter Sells Marine Division

GULFPORT MS, October 24, 2002 - Friede Goldman Halter, Inc. (OTCBB: FGHLQ) has completed the previously announced sale of Halter Marine to Vision Technologies Systems, a Delaware Corporation, for approximately $65 million (USD).

 "This is an important step," said Jack Stone, Chief Restructuring Advisor of Friede Goldman Halter, Inc. (FGH). "The completion of this transaction provides the funding necessary to repay the primary secured creditor and the path to a final resolution of the bankruptcy case.

Friede Goldman Halter, Inc. has only one remaining business unit, Friede Goldman Offshore. The Restructuring Committee of the Board of Directors is working closely with the Unsecured Creditors Committee to determine whether this business unit will be sold or reorganized.

The Friede Goldman Offshore business unit provides construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment.